UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2008

Switch & Data Facilities Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33302	59-3641081
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1715 North Westshore Boulevard, Suite 650

Tampa, FL 33607

(813) 207-7700

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2008, Switch & Data Facilities Company, Inc. (the “Company”) entered into an employment agreement with Keith Olsen, the President and Chief Executive Officer. The employment agreement will be in effect until terminated. The employment agreement provides for an initial base salary of $425,000 per year subject to periodic review and may be increased, but not decreased. The employment agreement also provides that Mr. Olsen shall be eligible for an annual bonus targeted at an amount not less than $250,000, subject to the Company’s achievement of certain performance goals, and that he shall be entitled to receive or participate in the company’s employee benefits plans, policies and arrangements, including fringe benefits and equity plans, on a basis that is no less favorable than those provided to other senior executives. The employment agreement may be terminated by the Company with or without cause and by Mr. Olsen with or without good reason. If the employment agreement is terminated for good reason by Mr. Olsen or without cause by the Company, Mr. Olsen will be entitled to receive: (A) in twelve equal monthly installments, the greater of (i) an amount equal to his base salary and bonus, if any, in the year prior to the year of termination, and (ii) $500,000; and (B) a continuation of benefits that were in effect as of the termination of the agreement, for a period of twelve months following termination. Any payments upon termination may be delayed to the extent necessary to avoid incurring excise taxes or penalties under Section 409A of the Code. The employment agreement provides that, during his term of employment with the Company, and for a period of twelve months following any termination of employment with the Company, Mr. Olsen may not participate, directly or indirectly, in any capacity whatsoever, in any business in those states in which the Company or its affiliates are presently doing business or intend to do business within twelve months from the date of termination that is directly competitive with the business conducted by the Company or its affiliates, except that Mr. Olsen shall not be prohibited from owning 5% or less of the equity securities of any publicly held competitive business so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Olsen may not solicit the employees or customers of the Company or any of its affiliates during his term of employment with the Company, and for a period of twelve months following the expiration or termination of his employment with the Company.

Additionally, in connection with a review of executive compensation arrangements due to recently adopted rules under Section 409A of the Internal Revenue Code (the “Code”), the Compensation Committee of the Company’s Board of Directors authorized Switch and Data Management Company LLC (“Management”), a wholly owned subsidiary of the Company, to enter into employment agreements with the principal financial officer and one of the other named executive officers of the Company.

On December 18, 2008, Management entered into an Amended and Restated Employment Agreement with George Pollock, Jr. to serve as its Senior Vice President, Chief Financial Officer and Treasurer. The material amendments to Mr. Pollock’s employment agreement were: to update to reflect his current title and duties by deleting the office of Secretary and adding the office of Treasurer; to update to reflect his current 2008 base salary; changing the employer from the Company to Management; and making certain other changes necessary to ensure compliance with Section 409A of the Code.

On December 18, 2008, Management entered into an Amended and Restated Employment Agreement with Ernest Sampera to serve as its Senior Vice President and Chief Marketing Officer. The material amendments to Mr. Sampera’s employment agreement were: to update to reflect increasing Mr. Sampera’s current 2008 base salary; changing the employer from the Company to Management; and making certain other changes necessary to ensure compliance with Section 409A of the Code.

The foregoing description of the employment agreements is only a summary and is qualified in its entirety by the full text of the agreements, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Employment Agreement, dated December 16, 2008, between Switch & Data Facilities Company, Inc. and Keith Olsen.

10.2	Employment Agreement, dated December 18, 2008, between Switch and Data Management Company LLC and George A. Pollock, Jr.

10.3	Employment Agreement, dated December 18, 2008, between Switch and Data Management Company LLC and Earnest Sampera.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Switch & Data Facilities Company, Inc.

December 22, 2008	By:	/s/ George Pollock, Jr.
George Pollock, Jr. Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated December 16, 2008, between Switch & Data Facilities Company, Inc. and Keith Olsen.

10.2	Employment Agreement, dated December 18, 2008, between Switch and Data Management Company LLC and George A. Pollock, Jr.

10.3	Employment Agreement, dated December 18, 2008, between Switch and Data Management Company LLC and Earnest Sampera.